UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
		    Washington, D.C. 20549


			    Form 8-K

			 Current Report

		  Pursuant to Section 13 or 15(d)
	      of the Securities Exchange Act of 1934


	Date of Report (Date of earliest event reported)

			November 4, 1996


		  Southern National Corporation
       (Exact name of registrant as specified in its charter)

		 Commission file number :  1-10853


      North Carolina                             56-0939887
(State of incorporation)          (I.R.S. Employer Identification No.)


      200 West Second Street
    Winston-Salem, North Carolina                               27101
(Address of principal executive offices)                     (Zip Code)


			   (910) 733-2000
	(Registrant's telephone number, including area code)


This Form 8-K has 6 pages. The sequential numbering of the pages is indicated in the lower center.

ITEM 5. OTHER EVENTS

	The purpose of this Current Report on Form 8-K is to file Southern National Corporation's (NYSE:SNB) and United Carolina Bancshares Corporation's (NASDAQ:UCAR) joint announcement of the signing of a merger agreement to be accounted for as a pooling of interests.

EXHIBIT INDEX

Exhibit 99.1       Press Release issued November 4, 1996

November 4, 1996



FOR IMMEDIATE RELEASE

Media and Analyst Contacts:

SOUTHERN NATIONAL                           UNITED CAROLINA BANCSHARES

Scott E. Reed                               Ronald C. Monger
Senior Executive Vice President             Executive Vice President
Chief Financial Officer                     Chief Financial Officer
(910) 733-3088                              (910) 642-1351

Bob Denham        B. Gloyden Stewart        John F. McLaughlin
Vice President    Senior Vice President     Senior Vice President
Public Relations  Investor Relations        Corporate Communications
(910) 733-2202    (919) 246-4219            (910) 642-1347



Southern National and UCB announce merger agreement

	WINSTON-SALEM and WHITEVILLE, N.C. -- Southern National Corporation (NYSE:SNB) and United Carolina Bancshares Corporation (NASDAQ:UCAR) jointly announced today the signing of a merger agreement that will create the largest bank in the Carolinas and the 30th largest bank holding company in the nation.

	The merger between the Winston-Salem, N.C.-based Southern National and the Whiteville, N.C.-based UCB will form a financial institution with more than $25 billion in assets, the largest share of deposits in North Carolina, at approximately 20%, and the third largest share of deposits in South Carolina, at 11%. UCB's banking subsidiaries, United Carolina Bank and United Carolina Bank of South Carolina, will merge into Branch Banking and Trust Company (BB&T) and Branch Banking and
Trust Company of South Carolina, respectively, the principal banking subsidiaries of Southern National.

	"Southern National's announced acquisition strategy is to pursue very high quality banks and thrifts in our current markets with the ultimate goal of improving our financial performance and fundamental franchise value," said Southern National Chairman and Chief Executive Officer John
A. Allison. "We could not be more pleased with the prospects of this merger with UCB, which meets

MORE
these objectives. This in-market merger significantly strengthens our base of business in North and South Carolina. Both institutions have solid capital positions, excellent credit quality, strong branch office networks as well as very compatible corporate cultures. Considering the well-recognized benefits and potential cost savings inherent in an in-market merger, this transaction enables us to grow our franchise value and improve upon our strong efficiencies and momentum in selling fee-based products and services."

	The merger, unanimously approved by the boards of directors of both companies, will be accounted for as a pooling of interests in which UCB shareholders will receive 1.135 shares of Southern National common stock for each share of UCB common stock held. The transaction, which will be structured as a tax-free exchange, is valued at $985 million based on Southern National's closing price on November 1, 1996, of $35.25. The deal is valued at $40.01 per share of UCB common stock. Under the terms of the agreement, UCB has granted to Southern National an option to purchase a number of UCB shares up to 19.9% of currently outstanding shares. A similar provision has been granted to UCB by Southern National wherein UCB has an option to purchase Southern National shares up to 9.9% of currently outstanding shares. These option agreements are only exercisable under certain circumstances.

	UCB Chairman and Chief Executive Officer E. Rhone Sasser will serve on Southern National's Board of Directors. "BB&T is committed to developing a strong partnership with their customers, which is a philosophy UCB has always pursued," said Mr. Sasser. "We anticipate an intensified level of competition from banks and other non-bank financial service companies in the future, and therefore believe this merger is right for the customers and communities served by UCB. It provides our customers with continued superior quality service from a world-class financial institution. BB&T's community banking structure, which allows decisions affecting the customer to be made locally, together with the resources and extensive array of products and services available through BB&T, will result in substantial advantages for our customers. This is also great news for our communities, as BB&T has always been a strong corporate citizen and our combined institution will continue to provide outstanding civic leadership."

	"We are very enthusiastic about combining two financial institutions with such strong earnings and financial positions," said Mr. Allison. "UCB is a growing, customer-oriented organization which is an excellent match for us in terms of credit culture and strategic focus. We are convinced that the synergies between our two institutions will produce significant long-term benefits for our customers, employees and shareholders. Also, positioned as the clear market leader in the Carolinas, BB&T will be better able to continue to meet the needs of the communities we serve."

	The merger, which is subject to approval by the shareholders of both companies as well as by federal and state banking regulators, is expected to be completed by the second quarter of 1997.

	Southern National currently operates 425 banking offices in 219 cities and towns throughout the Carolinas and Virginia, while UCB operates 153 branch offices in 89 communities in North and South Carolina.

#

	Southern National and BB&T Chairman John A. Allison and UCB Chairman
E. Rhone Sasser will hold a conference call for news media at 11 a.m.
today. Reporters and editors may join the conference by calling 800-988-9577. The passcode is "BB&T".

	Southern National's news releases are available at no charge through PR Newswire's Company News On-Call facsimile service. For a menu of
Southern National's news releases or to retrieve a specific release call 800-758-5804, extension 809325.

S I G N A T U R E

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

				    SOUTHERN NATIONAL CORPORATION
					  (Registrant)

				    By:     /S/ SHERRY A. KELLETT

						Sherry A. Kellett
				   Executive Vice President and Controller
					 (Principal Accounting Officer)

Date:  November 4, 1996